UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2014, Apache Corporation (the “Company”) appointed Alfonso Leon as executive vice president and chief financial officer effective as of February 13, 2014, and Thomas P. Chambers ceased service as our chief financial officer as of the close of business on that date. Mr. Chambers assumes the new position of the Company’s senior vice president, Finance.

Prior to the above appointment, Mr. Leon, 37, served as senior vice president and chief of staff since August 2012, having been vice president – Planning and Strategy since November 2011, vice president – Planning, Strategy, and Investor Relations since November 2010, and the company’s director of Strategic Planning since March 2009. Prior to joining Apache, he was a director and head of energy investment banking at Perella Weinberg Partners in London from 2006 until 2009. Prior to that, he served in various corporate strategy, planning, and business development roles at Royal Dutch Shell in London and The Hague. Mr. Leon started his career in investment banking with Salomon Smith Barney in New York and Merrill Lynch in London. He holds a Bachelor’s degree in Economics from Harvard and an MBA from the Harvard Business School.

No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Leon’s appointment, and there was no grant or award to Mr. Leon or modification thereto under any such plan, contract, or arrangement in connection with his appointment. Mr. Leon has (i) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer and (ii) is not a party to any related person transaction with the Company.

Also, on February 11, 2014, Roger B. Plank informed the Company of his intention to retire and resigned as president and chief corporate officer effective as of February 13, 2014. To comply with the requirement in the Company’s bylaws that the office of president must not be vacant, G. Steven Farris, the current chairman and chief executive officer of the Company was appointed the chairman, chief executive officer, and president of the Company.

A copy of the press release, dated February 14, 2014, is attached as an exhibit to this Form 8-K and incorporated herein by reference.

On February 13, 2014, the Company and Mr. Plank entered into a release and settlement agreement (the “Retirement Agreement”) effective as of the same day. Pursuant to the terms of the Retirement Agreement, Mr. Plank will receive: (i) severance pay of $3,780,000; (ii) continued vesting of all outstanding restricted stock units and stock options according to their original schedules and with full 10-year terms; (iii) potential cash amounts following fiscal years ending 2014 – 2017 that equal the fair market value of shares under our Total Shareholder Return and 2014 Business Performance Share programs if those shares would have vested after the applicable performance period under those programs had he remained employed at the Company; and (iv) participation in the Company’s retiree medical plan with coverage costs paid by the Company through age 65.

In connection with the equity provisions of the Retirement Agreement, on February 13, 2014, Mr. Plank entered into amendments to restricted stock unit agreements under the 2011 Omnibus Equity Compensation Plan, stock option agreements under the 2007 Omnibus Equity Compensation Plan, and stock option agreements under the 2007 Omnibus Equity Compensation Plan effective March 31, 2014. Mr. Plank’s grants under the Total Shareholder Return and 2014 Business Performance Share programs will be forfeited in accordance with their terms effective March 31, 2014, but are effectively replaced by the provision of the Retirement Agreement described above.

Under the terms of the Retirement Agreement, Mr. Plank generally is subject to certain confidentiality, no disparagement, and non-disclosure provisions. Mr. Plank also agreed to release the Company from liability stemming from the time he served as an employee of the Company for various claims, including, but not limited to any local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law claim; and any and all claims Mr. Plank may have arising as the result of any alleged breach of any express or implied employment contract. The Retirement Agreement also provides that Mr. Plank will be entitled to indemnification against all losses and expenses related to claims arising out of his service as an employee of the Company to the extent permitted by the Company’s bylaws or insurance contracts.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated February 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: February 14, 2014	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated February 14, 2014.